Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by and between MEDIVATION, INC., a Delaware corporation with an address of 525 Market Street, 36th Floor, San Francisco, CA 94105, (collectively with its subsidiaries, the “Company”) and Dawn Svoronos (“Consultant”), effective as of July 14, 2014 (the “Effective Date”).

RECITALS

WHEREAS, Consultant has skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company; and

WHEREAS, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES. Consultant shall provide consulting services to the Company as identified in Exhibit A (the “Services”). The specific nature and amount of the consulting services to be performed by Consultant hereunder shall be as described generally in Exhibit A and in accordance with the Company’s more specific instructions. Exhibit A lists Consultant’s main contact person for the Services, and this person will be the primary source of Company’s more specific instructions regarding the Services. Consultant will perform the Services in strict accordance with Exhibit A and the Company’s other direction, using Consultant’s highest degree of professional skill and expertise. Consultant represents that Consultant has the qualifications and ability to perform the Services in a professional manner.

Consultant shall render the Services at such times and in such quantities as are set forth in Exhibit A. Consultant shall perform the Services at the Company’s principal place of business, another Company location, or at other places set forth in Exhibit A. Consultant also agrees to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise.

2. COMPENSATION.

(a) Company shall compensate Consultant in accordance with Exhibit A for Services actually provided by Consultant in accordance with this Agreement.

(b) Consultant shall be authorized to incur on behalf of the Company any reasonable expenses necessary to perform the Services hereunder. As a condition to receipt of reimbursement for such expenses, Consultant shall submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement. Reimbursement shall be made no later than thirty (30) days after the submission of such statements and/or documentation unless otherwise agreed by the parties in writing.

3. AMENDMENTS TO EXHIBIT A. Exhibit A sets forth the Services and compensation for the Services as of the Effective Date. Exhibit A may only be amended by a writing signed by an authorized representative of each party.

4. INDEPENDENT CONTRACTOR STATUS. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company except as necessary to perform the Services hereunder. Consultant agrees not to hold herself out as, or give any person any reason to believe that she is, an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so). All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant.

5. AVAILABILITY AND ABSENCE OF CONFLICTS.

(a) Performance. Consultant acknowledges that Consultant will be available to perform the Services in a timely and responsible manner. Failure to perform in a timely and responsible manner shall be a breach of this Agreement.

(b) No Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any provision of this Agreement, or that would preclude Consultant from complying with the provisions hereof and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

(c) Continuing Board Service. The parties acknowledge that Consultant currently serves, and will continue to serve, as a member of the Company’s Board of Directors and that her service as a consultant hereunder is independent of and in addition to such Board service and all related compensation arrangements.

6. MAINTAINING CONFIDENTIAL INFORMATION.

6.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies, and those of the Company’s collaborators and business associates. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, customer lists and business plans; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, manufacturing processes, assays, data (including without limitation preclinical, clinical and manufacturing data), software, trade secrets, processes, compounds, product, candidates, products, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, protocols, clinical trial designs and product know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; and (vi) information regarding the Consulting Inventions (defined in Section 6.1).

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company, all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access, unless Consultant has express advance written consent from Company.

6.2 Employer Information. Consultant agrees that she will not, during her engagement with the Company, improperly use or disclose any proprietary information or trade secrets of her former or current employers or companies with which she has or has had a consulting or other relationship, if any, and that she will not bring onto the premises of the Company any unpublished documents or any property belonging to her former or concurrent employers or companies unless consented to in writing by said employers or companies.

6.3 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that she owes the Company and such third parties, both during the term of her engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

7. INVENTIONS.

7.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to her performance of the Services for the Company and/or using the Information (whether such use of Information occurs during or after the term of this Agreement (and without implying any right to use the Information outside of performing the Services)) (all of the foregoing, together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”). Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings, laboratory notebooks or any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto. Such records shall be available to and remain the sole property of the Company at all times.

7.2 Inventions Assigned to the Company. Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company. Accordingly, Consultant hereby assigns to the Company all her right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver (during and after the term of this Agreement and for no additional consideration) all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect, defend or enforce the Consulting Inventions. Consultant shall do so both during and after the term of this Agreement, for no additional consideration beyond the payments from Company to Consultant for the Services during the term of this Agreement. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

Consultant explicitly acknowledges and agrees that all works of authorship contained in the Consulting Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

7.3 Obligation to Keep the Company Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to the Company fully and in writing all Background Technology patent applications filed by her or on her behalf.

8. TERMINATION. The Company may terminate this Agreement at any time with or without cause by giving Consultant thirty (30) days written notice. Unless Exhibit A provides otherwise, Consultant may likewise terminate this Agreement upon thirty (30) days written notice. If this Agreement terminates, Consultant shall cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement shall survive any termination or expiration of this Agreement. Unless earlier terminated as provided herein, this Agreement shall expire according to the term in Exhibit A.

9. COMPLIANCE WITH APPLICABLE LAWS.

(a) Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

(b) Company is committed to meeting its obligation for compliance with transparency reporting regulations including, but not limited, to those regulations found in the Patient Protection and Affordable Care Act (“PPACA”) as well as current, pending and future local, state and/or Federal regulations pertaining to interactions with Healthcare Professionals (“HCPs”). Company’s obligations include reporting to certain states and the Federal government any transfers of value provided to HCPs by Company or any third party vendors. Transfers of value include, but are not limited to, cash, gift cards, fees, honorarium, meals, and expense reimbursement.

10. RECORDS. Consultant agrees to keep separate and segregated from other work (including work for a third party) all documents, records, notebooks, correspondence, and all products made thereby that directly or indirectly relate to and arise out of Consultant’s work under this Agreement. All rights, title, and interest therein shall be in Company, and upon expiration or termination of this Agreement, all such documents and material, including copies thereof, then in Consultant’s possession or subject to Consultant’s control, whether prepared by Consultant or others, will be turned over to Company.

11. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant and may not be assigned by her. Consultant may not delegate any of her duties under this Agreement nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion, provided that Consultant would not be required to perform personal services for any entity not (a) affiliated with the Company or (b) that has merged with or acquired all or substantially all of its assets to which the Services relate. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

12. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that if Consultant breaches this Agreement, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

13. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of California, without giving effect to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. Any disputes arising under this Agreement shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in Alameda or San Francisco Counties, California. Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

14. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties between the parties with respect to that subject matter other than those set forth in this Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

15. No DEBARRED PERSON. Consultant represents and warrants that she is not under investigation by the FDA for debarment or presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.). In addition, Consultant represents and warrants that she has not engaged in any conduct or activity which could lead to any such debarment actions. If during the term of this Agreement, Consultant (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to debarment, Consultant shall immediately notify Company of same.

16. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. Either party may update its notice address by written notice to the other party.

If to the Company: MEDIVATION, INC. 525 Market Street, 36th Floor San Francisco, CA 94105 Attn: Contract Administration	If to the Consultant: Dawn Svoronos [Address]

In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEDIVATION, INC.		CONSULTANT

BY:	/s/ Jennifer J. Rhodes	BY:	/s/ Dawn Svoronos

PRINT NAME:	Jennifer J. Rhodes	PRINT NAME:	Dawn Svoronos

TITLE:	General Counsel	SOCIAL SECURITY NUMBER/TAX ID NUMBER:
[SSN/Tax ID]

DATED September 3, 2014		DATED Aug 27/ 2014
TO HAVE EFFECT AS OF THE EFFECTIVE DATE (RETROACTIVELY, IF SIGNED LATER THAN THE EFFECTIVE DATE).		TO HAVE EFFECT AS OF THE EFFECTIVE DATE (RETROACTIVELY, IF SIGNED LATER THAN THE EFFECTIVE DATE).

EXHIBIT A

WORK PLAN AND COMPENSATION

Work Plan:

Main contact for Consultant will be David Hung, the Company’s President and Chief Executive Officer, until and unless the Company notifies Consultant in writing of a different main contact.

Consultant shall serve as the Company’s Interim Chief Commercial Officer with the duties and responsibilities associated with that position.

Term of Service:

From the Effective Date until a Chief Commercial Officer is hired by the Company unless earlier terminated in accordance with this Agreement, or extended by mutual written agreement of Consultant and Company.

Compensation:

Company agrees to pay Consultant and Consultant agrees to accept for the Services provided under the Agreement a fee of $19,231.00 per week for each week actually spent performing the Services, payable in arrears pursuant to monthly invoices (provided by Consultant) for the Services. Company also agrees that during the term of this Agreement, Company will pay the premiums necessary for a mutually-agreeable health insurance policy to cover Consultant during the course of her travels in the U.S. on behalf of the Company. Finally, the Company agrees to reimburse Consultant for reasonable tax preparation costs incurred by her in connection with this engagement.

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT (the “Amendment”) hereby amends the Consulting Agreement dated July 14, 2014 between MEDIVATION, INC. (collectively with its subsidiaries, the “Company”) and DAWN SVORONOS (“Consultant”) (the “Agreement”), effective as of October 14, 2014.

The following provisions shall be added to the end of the section entitled “Compensation” in EXHIBIT A (Work Plan and Compensation) of the Agreement:

“In addition, Company may, in its sole discretion, decide to grant Consultant certain options to purchase the Company’s common stock and certain restricted stock units as further consideration for Consultant’s services hereunder. If granted, any such equity interests shall be subject to the terms of the grant notice, any applicable agreements, and the governing Equity Incentive Award Plan.”

Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

MEDIVATION, INC.		CONSULTANT

BY:	/s/ Jennifer J. Rhodes	BY:	/s/ D. Svoronos

PRINT NAME:	Jennifer J. Rhodes	PRINT NAME:	D. Svoronos

TITLE:	General Counsel	SOCIAL SECURITY NUMBER/TAX ID NUMBER:
[SSN/Tax ID]

DATED Oct 14, 2014		DATED Oct 14, 2014
TO HAVE EFFECT AS OF THE EFFECTIVE DATE (RETROACTIVELY, IF SIGNED LATER THAN THE EFFECTIVE DATE).		TO HAVE EFFECT AS OF THE EFFECTIVE DATE (RETROACTIVELY, IF SIGNED LATER THAN THE EFFECTIVE DATE).